Exhibit 10.12

REACHLOCAL, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Effective as of December 12, 2014

Cash Compensation

Board Service
Annual Retainer:	$35,000

Committee Service, Non-Executive Chairman
Audit Committee:
Chair Annual Retainer:	$15,000
Committee Member Annual Retainer:	$10,000
Compensation Committee:
Chair Annual Retainer:	$10,000
Committee Member Annual Retainer:	$5,000
Nominating and Corporate Governance Committee:
Chair Annual Retainer:	$7,500
Committee Member Annual Retainer:	$2,500
Non-Executive Chairman:	$100,000

Directors may elect to receive shares of Common Stock or deferred shares of Common Stock in lieu of annual cash compensation, which, in the case of deferred shares, shall be in accordance with Internal Revenue Code Section 409A. Cash retainers that are not timely elected to be received as shares of Common Stock or deferred shares of Common Stock will be paid quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than thirty (30) days after the end of such quarter.

Equity Compensation

Non-Employee Directors:
Initial Stock Option Grant:	A stock option to purchase 30,000 shares of Common Stock (the “Initial Option”). Ten-year term.

Each Initial Option will be automatically granted to newly appointed non-employee directors on the date of their initial appointment to the Board. Initial Options shall vest as to 1/3rd of the shares on the first, second and third anniversaries of the grant date, subject to continued service through the applicable vesting date.

Annual Stock Option Grant:	Annual stock option with a value of $150,000 (the “Annual Option”). Ten-year term.

Each Annual Option will be automatically granted to newly elected or continuing non-employee directors on the date of each annual meeting of stockholders and shall vest in full on the earlier of (i) the one-year anniversary of the grant date and (ii) the next annual shareholder meeting, subject to continued service through the applicable vesting date.

This program may be amended, modified or terminated at any time and for any reason by the Board in its sole and absolute discretion.